ARTERIS INC.
2021 INCENTIVE AWARD PLAN
PERFORMANCE STOCK UNIT AWARD GRANT NOTICE
Arteris Inc., a Delaware corporation, (the “Company”), pursuant to its 2021 Incentive Award Plan, as may be amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”), an award of performance stock units (“Performance Stock Units” or “PSUs”). Each vested Performance Stock Unit represents the right to receive one share of Common Stock (“Share”) in accordance with (i) the Performance Stock Unit Award Agreement attached hereto as Exhibit A, including any special provisions for Participant’s country of residence, if any, set forth in the Appendix thereof for Participant’s Country (the “Country Provisions”), and (ii) the Performance Vesting Terms attached hereto as Exhibit B (the “Performance Vesting Terms” and, together with Exhibit A and the Country Provisions, the “Agreement”). This award of Performance Stock Units is subject to all of the terms and conditions set forth herein and in the Agreement, the Country Provisions (if applicable) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Performance Stock Unit Award Grant Notice, the Country Provisions and the Agreement.

Participant:	###PARTICIPANT_NAME###
Grant Date:	###GRANT_DATE###
Target Number of PSUs:	###TOTAL_AWARDS###
Performance Period:	###BEGINNING_DATE### through ###ENDING_DATE###
Vesting Schedule:	The vesting terms are set forth in the Performance Vesting Terms, attached hereto as Exhibit B.
Termination:
If Participant experiences a Termination of Service as provided in the Plan or referenced in this Agreement, all PSUs that have not become vested on or prior to the date of such Termination of Service will thereupon be automatically forfeited by Participant without payment of any consideration therefor.

If the Company uses an electronic capitalization table system (such as Shareworks, Carta or Equity Edge) and the fields in this Grant Notice are blank or the information is otherwise provided in a different format electronically, the blank fields and other information will be deemed to come from the electronic capitalization system and is considered part of this Grant Notice. In addition, the Company’s signature below shall be deemed to have occurred by the Company’s input of the PSUs in such electronic capitalization table system and the Participant’s signature below shall be deemed to have occurred by the Participant’s online acceptance of the PSUs through such electronic capitalization table system.
By his or her signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. Participant has reviewed the Plan, the Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the Agreement and this Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Agreement or this Grant Notice. In addition, by signing below, Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.6(b) of the Agreement by (i) withholding shares of Common Stock otherwise issuable to Participant upon vesting of the PSUs, (ii) instructing a broker on Participant’s behalf to sell shares of Common Stock otherwise issuable to Participant upon vesting of the PSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 2.6(b) of the Agreement or the Plan.

ARTERIS INC.: Participant:		PARTICIPANT:
By:		Accepted on:	###ACCEPTANCE_DATE###
Print Name:	K. Charles Janac	Print Name:	###PARTICIPANT_NAME###
Title:	CEO
Address:	900 E. Hamilton Ave., Suite 300 Campbell, CA 95008	Address:	###HOME_ADDRESS###

EXHIBIT A
TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE
PERFORMANCE STOCK UNIT AWARD AGREEMENT
Pursuant to the Performance Stock Unit Award Grant Notice (the “Grant Notice”) to which this Performance Stock Unit Award Agreement (together with the attached Country Provisions and Performance Vesting Terms, this “Agreement”) is attached, Arteris Inc., a Delaware corporation (the “Company”), has granted to Participant the number of performance stock units (“Performance Stock Units” or “PSUs”) set forth in the Grant Notice under the Company’s 2021 Incentive Award Plan, as may be amended from time to time (the “Plan”). Each Performance Stock Unit represents the right to receive one share of Common Stock (a “Share”) upon vesting.
ARTICLE I.
GENERAL
1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
1.2 Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions of the Plan and the Performance Vesting Terms, which are collectively incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. If the Country Provisions apply to Participant, in the event of a conflict between the terms of this Agreement, the Grant Notice or the Plan and the Country Provisions, the terms of the Country Provisions shall control.
ARTICLE II.
GRANT OF PERFORMANCE STOCK UNITS
2.1 Grant of PSUs. Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan, this Agreement and the Country Provisions (if applicable), effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to Participant an award of PSUs under the Plan in consideration of Participant’s past and/or continued employment with or service to the Company or any Subsidiary and for other good and valuable consideration, subject to adjustments as provided in Article IX of the Plan.
2.2 Unsecured Obligation to PSUs. Unless and until the PSUs have vested in the manner set forth in Article II hereof, Participant will have no right to receive Common Stock or other property under any such PSUs. Prior to actual payment of any vested PSUs, such PSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
2.3 Vesting Schedule. Subject to Section 2.5 hereof, the PSUs shall vest and become nonforfeitable according to the Performance Vesting Terms (rounding down to the nearest whole Share). Notwithstanding the foregoing and the Grant Notice, but subject to Section 2.5 hereof and the Performance Vesting Terms, in the event of a Change in Control, the PSUs shall be treated as set forth in Section 9.2 and 9.3 of the Plan and Section 2.6 of Exhibit B.
2.4 Consideration to the Company. In consideration of the grant of the award of PSUs pursuant hereto, Participant agrees to render faithful and efficient services to the Company and its Subsidiaries, as applicable.

Exhibit A-1

2.5 Forfeiture, Termination and Cancellation upon Termination of Service. Notwithstanding any contrary provision of this Agreement or the Plan, upon Participant’s Termination of Service for any or no reason, all Performance Stock Units which have not vested prior to or in connection with such Termination of Service shall thereupon automatically be forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder. No portion of the PSUs which has not become vested as of the date on which Participant incurs a Termination of Service shall thereafter become vested, except as may otherwise be provided by the Administrator or as set forth in a written agreement between the Company (or any Subsidiary that is the employer of Participant) and Participant.
2.6 Issuance of Common Stock upon Vesting.

(a)As soon as administratively practicable following the vesting of any Performance Stock Units pursuant to Section 2.3 hereof, but in no event later than 30 days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code), the Company shall deliver to Participant (or any transferee permitted under Section 3.2 hereof) either, as determined by the Company, in its sole discretion, (i) a number of Shares or (ii) a cash payment in the amount equal to the Fair Market Value, as of the date of vesting, of a number of Shares equal to the number of PSUs subject to this Award that vest on the applicable vesting date. Notwithstanding the foregoing, in the event Shares are not issued pursuant to Section 10.7 of the Plan, the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with such Section.
(b)As set forth in Section 10.5 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require Participant to remit to the Company, an amount sufficient to satisfy all applicable Tax-Related Items required by law to be withheld with respect to any taxable event arising in connection with the Performance Stock Units. The Company shall not be obligated to deliver any Shares to Participant or Participant’s legal representative unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all Tax-Related Items applicable to the taxable income of Participant resulting from the grant or vesting of the Performance Stock Units or the issuance of Shares.
2.7 Conditions to Delivery of Shares. The Shares deliverable hereunder may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue Shares deliverable hereunder prior to fulfillment of the conditions set forth in Section 10.7 of the Plan.

2.8 Rights as Stockholder. The holder of the PSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the PSUs and any Shares underlying the PSUs and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article IX of the Plan.

Exhibit A-2

ARTICLE III
OTHER PROVISIONS
3.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the PSUs.
3.2 Transferability. The PSUs shall be subject to the restrictions on transferability set forth in Section 10.1 of the Plan.
3.3 Tax Consultation. Participant understands that Participant may suffer adverse tax consequences in connection with the PSUs granted pursuant to this Agreement (and the Shares issuable with respect thereto). Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the PSUs and the issuance of Shares with respect thereto and that Participant is not relying on the Company for any tax advice.
3.4 Binding Agreement. Subject to the limitation on the transferability of the PSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.5 Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the PSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and Article IX of the Plan.
3.6 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service (or similar non-U.S. entity).
3.7 Participant’s Representations. If the Shares issuable hereunder have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time of such issuance, Participant shall, if required by the Company, concurrently with such issuance, make such written representations as are deemed necessary or appropriate by the Company or its counsel.
3.8 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.9 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. By entering into this Agreement, Participant irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State

Exhibit A-3

of Delaware and of the United States of America, in each case located in the State of Delaware, for any action arising out of or relating to this Agreement and the Plan (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the address contained in the records of the Company shall be effective service of process for any litigation brought against it in any such court. By entering into this Agreement, Participant irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of the Plan or this Agreement in the courts of the State of Delaware or the United States of America, in each case located in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. By entering into this Agreement, Participant irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to the Plan or this Agreement.
3.10 Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.
3.11 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without the prior written consent of Participant.
3.12 Successors and Assigns. The Company may assign any of its rights and delegate any of its obligations under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
3.13 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, then the Plan, the PSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.14 Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon Participant any right to commence or continue to serve as an Employee or other Service Provider or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise by Applicable Law or in a written agreement between the Company or a Subsidiary (as applicable) and Participant.

Exhibit A-4

3.15 Entire Agreement. The Plan, the Grant Notice and this Agreement (including the Country Provisions) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, provided that the PSUs shall be subject to any accelerated vesting provisions in any written agreement between Participant and the Company (or any Subsidiary who is the employer of Participant) or a Company plan pursuant to which Participant is eligible to participate, in each case, in accordance with the terms therein.
3.16 Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
3.17 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to PSUs, as and when payable hereunder.
3.18 Rules Particular To Specific Countries.
(a)Generally. Participant shall, if required by the Administrator, enter into an election with the Company or a Subsidiary (in a form approved by the Company) under which any liability to the Company’s (or a Subsidiary’s) Tax-Related Items, including, but not limited to, National Insurance Contributions (“NICs”) and the Fringe Benefit Tax, is transferred to and met by Participant.
(b)Tax Indemnity. Participant shall indemnify and keep indemnified the Company and any of its subsidiaries from and against any Tax-Related Items.
3.19 Special Country Provisions for PSUs Granted to Participants. The PSUs shall be subject to the Country Provisions, if any, for Participant’s country of residence, as set forth in the Country Provisions. If Participant relocates to one of the countries included in the Country Provisions during the life of the PSUs, the special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Company reserves the right to impose other requirements on the PSUs and the Shares issuable upon settlement of the PSUs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
* * * * *

Exhibit A-5

APPENDIX A
TO PERFORMANCE STOCK UNIT AWARD AGREEMENT
Special Country Provisions for PSUs for Participants
This Appendix includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the Performance Stock Unit Agreement (the “Agreement”) and the Plan, and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Appendix without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.
In accepting the PSUs, Participant acknowledges, understands and agrees that:

•the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
•the grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted or performance stock units, or benefits in lieu of restricted or performance stock units, even if restricted or performance stock units have been granted in the past;
•all decisions with respect to future restricted or performance stock units or other grants, if any, will be at the sole discretion of the Company;
•Participant is voluntarily participating in the Plan;
•for labor law purposes, the PSUs and the Common Stock subject to the PSUs are an extraordinary item that does not constitute wages of any kind for services of any kind rendered to the Company or to Participant’s service entity, and the award of the PSUs is outside the scope of Participant’s service contract, if any;
•for labor law purposes, the PSUs and the Common Stock subject to the PSUs are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, any Subsidiary, Participant’s employer, its parent, or any affiliate of the Company;
•the PSUs and the Common Stock subject to the PSUs are not intended to replace any pension rights or compensation;
•neither the PSUs nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Participant any right with respect to service or continuation of current service and shall not be interpreted to form a service contract or relationship with the Company or any subsidiary or affiliate;
•the future value of the underlying Common Stock is unknown and cannot be predicted with certainty; and
Appendix A-1

•the value of the Common Stock acquired upon vesting of the PSUs may increase or decrease in value.
Securities Law Notice: Unless otherwise noted, neither the Company nor the Shares are registered with any local stock exchange or under the control of any local securities regulator outside the United States. The Agreement (of which this Appendix is a part), the Plan, and any other communications or materials that Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in Participant’s jurisdiction.

General Provisions

Data Privacy. Participant acknowledges and agrees to the data privacy provisions set forth in Section 11.8 of the Plan.
Notifications. This Appendix also includes information relating to exchange control and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of September, 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the PSUs vest or Shares acquired under the Plan are sold. In addition, the information is general in nature and may not apply to the particular situation of Participant, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, Participant understands that if Participant is a citizen or resident of a country other than the one in which he or she is currently residing or working, the information contained herein may not be applicable to Participant.
English Language. By participating in the Plan, Participant acknowledges that Participant is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow him or her to understand the terms and conditions of the Plan and the Agreement applicable to Participant’s country of residence. If Participant has received the Agreement and the Plan applicably to his or her country of residence or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Currency. Participant understands that, any amounts related to the PSUs will be denominated in U.S. dollars and will be converted to any local currency using a prevailing exchange rate in effect at the time such conversion is performed, as determined by the Company. Participant understands and agrees that neither the Company nor any affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the PSUs, or of any amounts due to Participant or as a result of the subsequent sale of any Shares acquired under the PSUs.
Foreign Asset/Account Reporting; Exchange Controls. Participant’s country of residence may have certain foreign asset and/or account reporting or exchange control requirements which may affect his or her ability to acquire or hold Shares under the Agreement or cash received (including proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Participant may also be required to repatriate sale proceeds or other funds received as a result of his/her
Appendix A-2

participation in the Plan to his or her country through a designated broker or bank and/or within a certain time after receipt. Participant is responsible for ensuring compliance with such regulations and should consult with his or her personal legal advisor for any details.

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or the Agreement or any receipt of the PSUs or sale of Shares acquired upon settlement of the PSUs. Participant should consult his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan and the Agreement before taking any action related to the PSUs or the Shares.

Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant, on the PSUs and/or any Shares issuable upon settlement of the PSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Countries:

None
Appendix A-3

EXHIBIT B
TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE
PERFORMANCE VESTING TERMS
This Exhibit B is incorporated by reference in the attached Performance Stock Unit Agreement (collectively, the “Agreement”). Capitalized terms not defined this Exhibit B shall have the meanings as provided in the Plan, the Agreement or, if none, the Grant Notice.
The number of target PSUs is set forth on the first page of the Grant Notice (the “Target PSUs”). The actual number of PSUs that are eligible to vest shall be based on the Target PSUs, and the Company’s relative total shareholder return compared to the Russell 2000 Index (RUT) over the Performance Period as provided in this Exhibit B.
1.Vesting. Subject to Sections 2.2 and 2.4 of the Performance Stock Unit Agreement, the number of PSUs eligible to vest and become non-forfeitable shall equal the number of Target PSUs multiplied by the Vesting Percentage (rounding down to the nearest whole Share). Such PSUs eligible to vest shall become vested on the Vesting Date, provided that Participant has not had a Termination of Service during the period from the Grant Date to the Vesting Date. Any PSUs not vested in accordance with this Section 1 shall be forfeited for no consideration as of the Vesting Date or, if earlier, Participant’s Termination of Service.
2.Definitions.
2.1“Vesting Percentage” means the percentage determined as follows based on the Company’s Relative TSR:

Vesting Level	Relative TSR (Percentage Points)	Vesting Percentage
Threshold	Less than or equal to -30	0%
Target	0	100%
Maximum	Greater than or equal to +30	200%
The Vesting Percentage shall be interpolated, on a mathematical straight-line basis between each of the Relative TSR levels set forth above. In no event will the Vesting Percentage exceed 200%. Further, notwithstanding the above table, if the Company TSR for the Performance Period is negative then the maximum Vesting Percentage that may be earned will be capped at 100%.
2.2“Vesting Date” means the third (3rd) anniversary of the Grant Date.
2.3“Relative TSR” means the percentage equal to the Company’s TSR minus the TSR for the Russell 2000 Index (RUT.)
2.4“TSR” means total shareholder return and shall be determined with respect to the Company and the Russell 2000 Index (RUT) by dividing the applicable Ending Price by the applicable Beginning Price. For purposes of determining TSR, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares at the closing market price on the ex-dividend date. Any non-cash distributions shall be valued at fair market value.

Exhibit B-1

2.5“Beginning Price” means, with respect to the Company and the Russell 2000 Index (RUT,) the average of the closing market price of the Company’s common stock on the principal exchange on which it is traded and the average closing market price of the Russell 2000 Index (RUT,) respectively, for the period of thirty (30) consecutive trading days ending with the last trading day immediately prior to the beginning of the applicable Performance Period. As to a stock which goes ex-dividend during such 30-day period, the closing market prices as to such stock for the portion of the 30-day period preceding the ex-dividend date shall be equitably adjusted to exclude the amount of the related dividend.
2.6“Ending Price” means, with respect to the Company and the Russell 2000 Index (RUT,) the average of the closing market price of the Company’s common stock on the principal exchange on which it is traded and the average closing market price of the Russell 2000 Index (RUT,) respectively, for the thirty (30) consecutive trading days ending with the last day of the applicable Performance Period. As to a stock which goes ex-dividend during such 30-day period, the closing market prices as to such stock for the portion of the 30-day period preceding the ex-dividend date shall be equitably adjusted to exclude the amount of the related dividend.
Notwithstanding the foregoing, in the event of a Change in Control consummated on or prior to the last day of the applicable Performance Period, the Performance Period will be truncated and deemed completed as of the date immediately preceding the Change in Control and the Ending Price with respect to the Company shall equal the total value of the cash and non-cash consideration per Share pursuant to such Change in Control, without affecting the Vesting Date as defined in Section 2.2 above. Unless provided otherwise in an employment agreement or severance arrangement between the Company and Participant, the number of PSUs vesting (determined as provided in Sections 1 and 2, including the immediately preceding sentence) shall vest on the Vesting Date only if Participant has not had a Termination of Service prior thereto.
3.Administration. The Administrator shall have the exclusive power, authority and sole discretion to make all determinations that it deems necessary or appropriate to administer this PSU Award, including without limitation the determination of items defined in Section 2. Vesting of the PSUs is subject to the Administrator’s certification of the applicable Vesting Percentage and determination that all conditions for vesting have been met.

Exhibit B-2